EXHIBIT 99.1

LAS VEGAS, NEVADA (PRNewswire) - May 17, 2004 - Alvin L. Dahl, the Chief Financial Officer of 21st Century Technologies, Inc. (OTC:BB TFCT.OB-News) has reported to management that the Company's 10-Q was filed with the U. S. Securities & Exchange Commission on Monday, May 17, 2004. The Form 10-Q reported a 526% increase in assets over the same quarter in 2003 and an increase of 15% compared to year end 2003. "This was our second straight quarterly increase," stated Mr. Dahl. "It fulfilled earlier predictions of profitable operations and increasing shareholder value due to the net increase in Stockholders' Equity of $734,871 after BDC adjustments. Total assets of $15,451,009 were reported for March 31, 2004 versus $2,466,682 for the same period in 2003 and $13,489,476 at year end 2003. Net income for the first quarter of 2004 was reported as $734,871 versus a loss of $267,407 for the same period in 2003. Shareholders' Equity has increased from $675,962 in March of 2003 to $13,544,774 for the same period in 2004. Shareholders can look forward to continued profitable operations as the Company continues to execute its business plan as a Business Development Company."

Kevin Romney, CEO, stated that he is very pleased by the Company's first quarter results. "This is more excellent news. Of equal importance, it appears that our second quarter results will also be favorable. Additionally, we expect to have exciting news concerning our portfolio company, Prizewise, Inc. which we expect to release later this week. All of us have worked hard to bring the company to its present condition. We are proud of our accomplishments."

21st Century, a Business Development Company pursuant to the provisions of the Investment Company Act of 1940, has several companies in its portfolio, including Trident Technologies, Inc., Innovative Weaponry, Inc., Paramount Multiservices, Inc., and PrizeWise, Inc. Other acquisitions are being actively pursued.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

Contact:  Troy Lovick, Investor Relations at (559) 222-9990